Exhibit 10.1
AETNA INC.
2000 STOCK INCENTIVE PLAN
STOCK APPRECIATION RIGHT TERMS OF AWARD
Pursuant to its 2000 Stock Incentive Plan, Aetna Inc. has granted a stock appreciation right on shares of Aetna Inc. Common Stock. The number of shares represented by this right, the Grant Price and vesting information is included on the website of the designated broker, currently UBS Financial Services, Inc. and in the Notice of Stock Appreciation Right Grant, if applicable. The Stock Appreciation Right is issued on the terms and conditions hereinafter set forth.
ARTICLE I
DEFINITIONS
(a)	“Affiliate” means an entity at least a majority of the total voting power of the then-outstanding voting securities of which is held, directly or indirectly, by the Company and/or one or more other Affiliates.

(b)	“Board” means the Board of Directors of Aetna Inc.

(c)	“Change in Control” means the happening of any of the following:
(i)	When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary thereof and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), of securities of the Company representing 20 percent or more of the combined voting power of the Company’s then outstanding securities;

(ii)	When, during any period of 24 consecutive months, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority thereof, provided that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this paragraph (ii); or

(iii)	The occurrence of a transaction requiring stockholder approval for the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, or by merger, or otherwise.

Notwithstanding the foregoing, in no event shall a “Change in Control” be deemed to have occurred (i) as a result of the formation of a Holding Company, or (ii) with respect to Grantee, if Grantee is part of a “group,” within the meaning of Section 13(d)(3) of the Exchange Act as in effect on the effective date, which consummates the Change in Control transaction. In addition, for purposes of the definition of “Change in Control” a person engaged in business as an underwriter of securities shall not be deemed to be the “beneficial owner” of, or to “beneficially own,” any securities acquired through such person’s participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

(d)	“Committee” means the Board’s Committee on Compensation and Organization or any successor thereto.

(e)	“Common Stock” means shares of the Company’s Common Stock, $.01 par value per share.

(f)	“Company” means Aetna Inc.

(g)	“Disability” means long-term disability as defined under the terms of the Company’s applicable long-term disability plans or policies.

(h)	“Effective Date” means the date of grant of this Stock Appreciation Right, as approved by the Committee.

(i)	“Exercise Date” means the date the Grantee has notified the designated broker to exercise all or a portion of the Stock Appreciation Right.

(j)	“Fair Market Value” means the closing price of the Common Stock as reported by the Consolidated Tape of the New York Stock Exchange Listed Shares on the date such value is to be determined, or, if no shares were traded on such day, on the next day on which the Common Stock was traded.

(k)	“Fundamental Corporate Event” shall mean any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value, or similar event.

(l)	“Grantee” means the person to whom this Stock Appreciation Right has been granted.

(m)	“Grant Price” means the dollar amount per share of Common Stock that is the basis for determining the appreciation in value of the Common Stock.

(n)	“Holding Company” means an entity that becomes a holding company for the Company or its businesses as a part of any reorganization, merger, consolidation or other transaction, provided that the outstanding shares of common stock of such entity and the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors is, immediately after such reorganization, merger, consolidation or other transaction, beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively of the voting stock outstanding immediately prior to such reorganization, merger, consolidation or other transaction in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or other transaction, of such outstanding voting stock.

(o)	“Plan” means the Aetna Inc. 2000 Stock Incentive Plan.

(p)	“Retirement” means the termination of employment of a Grantee from active service with the Company, a Subsidiary or Affiliate provided the Grantee’s age and completed years of service total 65 or more points at termination of employment.

(q)	“SAR” means Stock Appreciation Right.

(r)	“Shares Granted” means the number of shares of Common Stock represented by the Stock Appreciation Right, or such other amount as may result by operation of Article IV of this Agreement.

(s)	“Shares of Stock” or “Stock” means the Common Stock.

(t)	“Stock Appreciation Right” means the right granted herein to be paid the excess, as of the Exercise Date, of (i) the Fair Market Value of the shares of Common Stock associated with this Stock Appreciation Right (or the portion thereof that is surrendered on exercise) over (ii) the Grant Price of such Stock Appreciation Right.

(u)	“Stock Appreciation Rights Vested” means number of Stock Appreciation Rights exercisable on any given date.

(v)	“Subsidiary” means any entity of which, at the time such subsidiary status is to be determined, at least 50% of the total combined voting power of all classes of stock in such entity is held by the Company and its Subsidiaries (exclusive of ownership by the entity whose subsidiary status is being determined).

(w)	“Successor” means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire the right to exercise a SAR by bequest or inheritance or by reason of the death of the Grantee.

(x)	“Term” means the period during which the SAR granted hereby may be exercised.

(y)	“Vest Date” means the date on which a portion of the SAR becomes exercisable pursuant to the Terms of the Award and, as set forth on the website of the designated broker and in the Notice of Stock Appreciation Right Grant, if applicable.
ARTICLE II
TERM OF SAR AND EXERCISE
(a)	Subject to the terms of this Agreement, the term of the SAR shall commence on the first Vest Date and shall terminate, unless sooner terminated by the terms of the Plan or this Terms of Award Agreement, at:
(i)	The close of the Company’s business on the day preceding the ___anniversary of the Effective Date, if the Company is open for business on such day; or

(ii)	The close of the Company’s business on the next preceding day that the Company is open for business.
(b)	The SAR is exercisable in installments, each installment to become exercisable as of the Vest Date in accordance with the terms of the Plan and this Terms of Award Agreement. Once an installment is vested, it may be exercised in whole or in part only during the Term of the SAR.

ARTICLE III
METHOD OF SAR EXERCISE
In order to exercise this SAR, Grantee must comply with procedures adopted by the Company from time to time. Under current procedures, the Grantee must exercise the SAR through the Company’s designated broker.
In addition, if the Grantee has been notified that he or she must consult with a member of the Company’s Law Department prior to engaging in transactions in Aetna stock, Grantee must consult with the Law Department prior to exercising the SAR.
Upon exercise of the SAR, payment (net of federal, state, local, social security and medicare taxes, if applicable) shall be paid in Common Stock as soon as administratively possible. The resulting shares of Common Stock will be deposited in a brokerage account established in Grantee’s name at the designated broker.
ARTICLE IV
CAPITAL CHANGES
In the event that the Committee shall determine that any Fundamental Corporate Event affects the Common Stock such that an adjustment is required to preserve, or to prevent enlargement of, the benefits or potential benefits made available under this SAR or the Plan, then the Committee shall, in such manner as the Committee may deem equitable, adjust the (i) the number and kind of shares subject to the SAR on or (ii) the SAR Grant Price. Additionally, the Committee may make provision for a cash payment to a Grantee or the Successor of the Grantee in satisfaction of all or any portion of the SAR. The number of Shares of Stock subject to the SAR shall always be a whole number.
ARTICLE V
CHANGE IN CONTROL
Upon the occurrence of a Change in Control, each unvested SAR shall become vested and immediately exercisable and shall be exercisable in accordance with the terms of this Agreement.
ARTICLE VI
TERMINATION OF SAR
(a)	Except as provided in (e) below, if the Grantee shall, for reason of death or long term disability, cease to be employed by the Company, its Subsidiaries or Affiliates after the Effective Date, the SAR shall become vested and immediately exercisable and the Grantee or Successor of the Grantee may exercise the SAR until the earlier of:
(i)	The expiration of the Term of the SAR; or

(ii)	A period not to exceed years following such cessation of employment.

(b)	Except as provided in (e) below, if Grantee shall, for reason of Retirement, cease to be employed by the Company, its Subsidiaries or Affiliates after the Effective Date, the Grantee will become immediately vested and may immediately exercise any SAR that would have otherwise become vested within year(s) from the Grantee’s termination of employment, and the Grantee or Successor of the Grantee may exercise the SAR until the earlier of:
(i)	The expiration of the Term of the SAR; or

(ii)	A period not to exceed ___years following such cessation of employment.
(c)	Except as provided in (d) and (e) below, if the Grantee shall, for a reason other than death, Disability or Retirement, cease to be employed by the Company, its Subsidiaries or Affiliates during the Term of the SAR, the Grantee may exercise a vested SAR until the earlier of:
(i)	The expiration of the term of the SAR; or

(ii)	A period not to exceed days following such cessation of employment.
(d)	Except as provided in (a) or (b) above, any SAR, or portion of a SAR that has not become vested and exercisable at the time of cessation of employment shall terminate immediately upon such cessation of employment and may not be exercised thereafter. Provided, however, if Grantee’s employment is terminated by the Company other than for cause and Grantee has not previously, or does not subsequently, vest to any portion of the SAR in accordance with its terms, then upon the forfeiture of the entire SAR, the Company shall pay Grantee an amount equal to the SAR value on a single share of Common Stock, whether or not the forfeited SAR related to more than a single share of Common Stock, calculated as of the date of termination of employment under the same method as the Company calculates its SAR expense charge for purposes of its financial statement reporting, if requested by Grantee, within 30 days of such cessation of employment.

(e)	No SAR may be exercised after the Company has terminated the employment of the Grantee for cause, except that the Committee may, in its sole discretion, permit the exercise of a vested SAR for a period of up to days in cases where the Committee shall determine such exercise period is warranted under the particular circumstances. The Company may terminate the SAR (including a vested SAR) if Grantee has willfully engaged in gross misconduct or other serious impropriety which the Company determines is likely to be damaging or detrimental to the Company, any Subsidiary or Affiliate.

(f)	If the Grantee shall die after termination of employment, such termination being for a reason other than Disability or Retirement, but while the SAR is still in effect and such termination occurs after the Term of the SAR has commenced, a vested SAR may be exercised by the Successor of the Grantee until the earlier of:
(i)	The expiration of the Term of the SAR; or

(ii)	year(s) from the date of termination of employment of the Grantee.
(g)	Employment for purposes of determining the vesting rights of the Grantee under this Article VI shall mean continuous full-time salaried employment with the Company, a Subsidiary or an Affiliate, except that the period during which the Grantee is on vacation, sick leave, or other pre-approved leave of absence (provided there is no actual termination of employment), or in receipt of nine weeks salary continuation or severance pay shall not interrupt the continuous employment of the Grantee.

(h)	Except as otherwise herein provided, exercise of the SAR, whether by the Grantee or the Successor of the Grantee, shall be subject to all terms and conditions of this Agreement.

ARTICLE VII
OTHER TERMS
(a)	Grantee understands that the Grantee shall not have any rights as stockholder by virtue of the grant of an SAR but only with respect to shares of Common Stock actually issued to the Grantee in accordance with the terms hereof.

(b)	Anything herein to the contrary notwithstanding, the Company may postpone the exercise of the SAR or any portion thereof for such time as the Committee in its discretion may deem necessary, in order to permit the Company with reasonable diligence (i) to effect or maintain registration under the Securities Act of 1933, as amended, of the Plan or the shares of Common Stock issuable upon the exercise of the SAR or (ii) to determine that the Plan and such shares are exempt from registration; and the Company shall not be obligated by virtue of this Agreement or any provision of the Plan to recognize the exercise of the SAR or to sell or issue shares of Common Stock in violation of said Act or of the law of any government having jurisdiction thereof. Any such postponement shall not extend the Term of the SAR; and neither the Company nor its Board shall have any obligation or liability to the Grantee, or to the Grantee’s Successor, with respect to any shares of Common Stock as to which the SAR shall lapse because of such postponement.

(c)	The SAR shall be nontransferable and nonassignable except by will and by the laws of descent and distribution. During the Grantee’s lifetime, the SAR may be exercised only by the Grantee.

(d)	The SAR is not an incentive stock option as described in the Internal Revenue Code of 1986, as amended, Section 422A (b).

(e)	This Agreement is subject to the 2000 Stock Incentive Plan heretofore adopted by the Company and approved by its shareholders. The terms and provisions of the Plan (including any subsequent amendments thereto) are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(f)	Anything herein to the contrary notwithstanding, a Grantee whose SAR has been forfeited as a result of termination of employment due to U.S. Military Service and who is later re-employed (in a full-time active status) after discharge within the time period set in 38 U.S.C. Section 4312 will be eligible to have the forfeited SAR reinstated for the original Term pursuant to procedures established by the Company for this purpose.

(g)	Nothing in this Agreement shall interfere with a limit in anyway the right of the Company or any Subsidiary or Affiliate to terminate the Grantee’s employment at any time. Neither the execution and delivery of this Agreement nor the granting of the SAR shall constitute or be evidence of any agreement or understanding, express or implied, on the part of the Company or any of its Subsidiaries to employ Grantee for any period.

(h)	This SAR is an unfunded obligation of the Company and nothing in this Agreement shall be construed to create any claim against particular assets or require the Company to segregate or otherwise set aside any assets or create any fund to meet its obligations hereunder.

(i)	The Company shall have the power to withhold, an amount sufficient to satisfy Federal, state and local, social security and medicare withholding tax requirements, if applicable. Any social security calculation or other adjustments discovered after the net share payment will be settled in cash in the Grantee’s paystub not in Common Stock.
ARTICLE VIII
EMPLOYEE COVENANTS

(a)	As consideration for the grant of the SAR, without prior written consent of the Company:
(i)	Grantee will not (except to the extent required by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency) disclose to any third person, whether during or subsequent to Grantee’s Employment, any trade secrets, confidential information and proprietary materials, which may include, but are not limited to, the following categories of information and materials: customer lists and identities; provider lists and identities; employee lists and identities; product development and related information; marketing plans and related information; sales plans and related information; premium or other pricing information; operating policies and manuals; research; payment rates; methodologies; procedures; contractual forms; business plans; financial records; computer programs; database; or other financial, commercial, business or technical information related to the Company or any Subsidiary or Affiliate unless such information has been previously disclosed to the public by the Company or has become public knowledge other than by a breach of this Agreement; provided, however, that this limitation shall not apply to any such disclosure made while Grantee is employed by the Company, any Subsidiary or Affiliate if such disclosure occurred in connection with the performance of Grantee’s job as an employee of the Company, any Subsidiary or Affiliate;

(ii)	Grantee will not, during and for a period of 12 months following Grantee’s termination of Employment, directly or indirectly induce or attempt to induce any employee to be employed by or to perform services elsewhere;

(iii)	Grantee will not, during and for a period of 12 months following Grantee’s termination of Employment, directly or indirectly, induce or attempt to induce any agent or agency, broker, supplier or health care provider of the Company or any Subsidiary to cease or curtail providing services to the Company or any Subsidiary; and

(iv)	Grantee will not, during and for a period of 12 months following Grantee’s termination of Employment, directly or indirectly solicit or attempt to solicit the trade of any individual or entity which, at the time of such solicitation, is a customer of the Company, any Subsidiary or Affiliate, or which the Company, any Subsidiary or Affiliate is undertaking reasonable steps to procure as a customer at the time of or immediately preceding termination of Employment; provided, however, that this limitation shall only apply to any product or service which is in competition with a product or service of the Company, any Subsidiary or Affiliate and shall apply only with respect to a customer or prospective customer with whom the Grantee has been directly or indirectly involved.
In addition:
(v)	Following the termination of Grantee’s Employment, Grantee shall provide assistance to and shall cooperate with the Company or a Subsidiary or Affiliate, upon its reasonable request and without additional compensation, with respect to matters within the scope of Grantee’s duties and responsibilities during Employment, provided that any reasonable out-of-pocket expenses Grantee incurs in connection with any assistance Grantee has been requested to provide under this provision for items including, but not limited to, transportation, meals, lodging and telephone, shall be reimbursed by the Company. The Company agrees and acknowledges that it shall, to the maximum extent possible under the then prevailing circumstances, coordinate, or cause a Subsidiary or Affiliate to coordinate, any such request with Grantee’s other commitments and responsibilities to minimize the degree to which such request interferes with such commitments and responsibilities;

(vi)	Grantee shall promptly notify the Company’s General Counsel if Grantee is contacted by a regulatory or self-regulatory agency with respect to matters pertaining to the Company or by an attorney or other individual who informs you that he/she has filed, intends to file, or is considering filing a claim or complaint against the Company; and

(vii)	Grantee acknowledges that all original works of authorship that are created by Grantee (solely or jointly with others) within the scope of Grantee’s employment which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). Grantee further acknowledges that while employed by the Company, Grantee may develop ideas, inventions, discoveries, innovations, procedures, methods, know-how or other works which relate to the Company’s current or are reasonably expected to relate to the Company’s future business that may be patentable or subject to trade secret protection. Grantee agrees that all such works of authorship, ideas, inventions, discoveries, innovations, procedures, methods, know-how and other works shall belong exclusively to the Company and the Grantee hereby assigns all right, title and interest therein to the Company. To the extent any of the foregoing works may be patentable, Grantee agrees that the Company may file and prosecute any application for patents for such works and that the Grantee will, on request, execute assignments to the Company relating to (and take all such further steps as may be reasonably necessary to perfect the Company’s sole and exclusive ownership of) any such application and any patents resulting therefrom.
(b)	If any provision of Article VIII(a) is determined by a court of competent jurisdiction not to be enforceable in the manner set forth herein, the Company and Grantee agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law and that such court shall reform such provision to make it enforceable in accordance with the intent of the parties.

(c)	Grantee acknowledges that a material part of the inducement for the Company to grant the SAR is Grantee’s covenants set forth in Article VIII(a) and that the covenants and obligations of Grantee with respect to nondisclosure, nonsolicitation, cooperation and intellectual property rights relate to special, unique and extraordinary matters and that a violation of any of the terms of such covenants and obligations will cause the Company irreparable injury for which adequate remedies are not available at law. Therefore, Grantee agrees that, if Grantee shall breach any of those covenants or obligations, Grantee shall not be entitled to exercise the SAR or be entitled to retain any income therefrom and the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining Grantee from committing any violation of the covenants and obligations contained in Article VIII. The remedies in the preceding sentence are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity as a court or arbitrator shall reasonably determine.

(d)	Employment Dispute Arbitration Program — Mandatory Binding Arbitration of Employment Disputes.
(i)	Except as otherwise specified in this Agreement, the Grantee and the Company agree that all employment-related legal disputes between them will be submitted to and resolved by binding arbitration, and neither the Grantee nor the Company will file or participate as an individual party or member of a class in a lawsuit in any court against the other with respect to such matters. This shall apply to claims brought on or after the date the Grantee accepts this Agreement, even if the facts and circumstances relating to the claim occurred prior to that date and regardless of whether Grantee or the Company previously filed a complaint/charge with a government agency concerning the claim.

For purposes of Article VIII (d) of this Agreement, “the Company” includes Aetna Inc., its subsidiaries and related companies, their predecessors, successors and assigns, and those acting as representatives or agents of those entities. THE GRANTEE UNDERSTANDS THAT, WITH RESPECT TO CLAIMS SUBJECT TO THE ARBITRATION REQUIREMENT, ARBITRATION REPLACES THE RIGHT OF THE GRANTEE AND THE COMPANY TO SUE OR PARTICIPATE IN A LAWSUIT. THE GRANTEE ALSO UNDERSTANDS THAT IN ARBITRATION, A DISPUTE IS RESOLVED BY AN ARBITRATOR INSTEAD OF A JUDGE OR JURY, AND THE DECISION OF THE ARBITRATOR IS FINAL AND BINDING.

(ii)	THE GRANTEE UNDERSTANDS THAT THE ARBITRATION PROVISIONS OF THIS AGREEMENT AFFECT THE LEGAL RIGHTS OF THE GRANTEE AND THE COMPANY AND ACKNOWLEDGES THAT THE GRANTEE HAS BEEN ADVISED TO, AND HAS BEEN GIVEN THE OPPORTUNITY TO, OBTAIN LEGAL ADVICE BEFORE SIGNING THIS AGREEMENT.

(iii)	Article VIII (d) of this Agreement does not apply to workers’ compensation claims, unemployment compensation claims, and claims under the Employee Retirement Income Security Act of 1974 (“ERISA”) for employee benefits. A dispute as to whether Article VIII (d) of this Agreement applies must be submitted to the binding arbitration process set forth in this Agreement.

(iv)	The Grantee and/or the Company may seek emergency or temporary injunctive relief from a court (including with respect to claims arising out of Article VIII (a) in accordance with applicable law). However, except as provided in Article VIII (c) of this Agreement, after the court has issued a ruling concerning the emergency or temporary injunctive relief, the Grantee and the Company shall be required to submit the dispute to binding arbitration pursuant to this Agreement.

(v)	Unless otherwise agreed, the arbitration will be administered by the American Arbitration Association (the “AAA”) and will be conducted pursuant to the AAA’s National Rules for Resolution of Employment Disputes (the “Rules”), as modified in this Agreement, in effect at the time the request for arbitration is filed. The AAA’s Rules are available on the AAA’s website at www.adr.org. THE GRANTEE ACKNOWLEDGES THAT THE COMPANY HAS ENCOURAGED THE GRANTEE TO READ THESE RULES PROMPTLY AND CAREFULLY AND THAT THE GRANTEE HAS BEEN AFFORDED SUFFICIENT OPPORTUNITY TO DO SO.

(vi)	If the Company initiates a request for arbitration, the Company will pay all of the administrative fees and costs charged by the AAA, including the arbitrator’s compensation and charges for hearing room rentals, etc. If the Grantee initiates a request for arbitration or submits a counterclaim to the Company’s request for arbitration, the Grantee shall be required to contribute One Hundred Dollars ($100.00) to those administrative fees and costs, payable to the AAA at the time the Grantee’s request for arbitration or counterclaim is submitted. The Company may increase the contribution amount in the future without amending this Agreement, but not to exceed the maximum permitted under the AAA rules then in effect. In all cases, the Grantee and the Company shall be responsible for payment of any fees assessed by the arbitrator as a result of that party’s delay, request for postponement, failure to comply with the arbitrator’s rulings and for other similar reasons.

(vii)	The Grantee and the Company may choose to be represented by legal counsel in the arbitration process and shall be responsible for their own legal fees, expenses and costs. However, the arbitrator shall have the same authority as a court to order the Grantee or the Company to pay some or all of the other’s legal fees, expenses and costs, in accordance with applicable law.

(viii)	Unless otherwise agreed, there shall be a single arbitrator, selected by the Grantee and the Company from a list of qualified neutrals furnished by the AAA. If the Grantee and the Company cannot agree on an arbitrator, one will be selected by the AAA.

(ix)	Unless otherwise agreed, the arbitration hearing will take place in the city where the Grantee works or last worked for the Company. If the Grantee and the Company disagree as to the proper locale, the AAA will decide.

(x)	The Grantee and the Company shall be entitled to conduct limited pre-hearing discovery. Each may take the deposition of one person and anyone designated by the other as an expert witness. The party taking the deposition shall be responsible for all associated costs, such as the cost of a court reporter and the cost of an original transcript. Each party also has the right to submit one set of ten written questions (including subparts) to the other party, which must be answered under oath, and to request and obtain all documents on which the other party relies in support of its answers to the written questions. Additional discovery may be permitted by the arbitrator upon a showing that it is necessary for that party to have a fair opportunity to present a claim or defense.

(xi)	The arbitrator shall apply the same substantive law that would apply if the matter were heard by a court and shall have the authority to order the same remedies (but no others) as would be available in a court proceeding. The time limits for requesting arbitration or submitting a counterclaim and the administrative prerequisites for filing an arbitration claim or counterclaim are the same as they would be in a court proceeding. The arbitrator shall have the authority to consider and decide dispositive motions (motions seeking a decision on some or all of the claims or counterclaims without an arbitration hearing).

(xii)	All proceedings, including the arbitration hearing and decision, are private and confidential, unless otherwise required by law. Arbitration decisions may not be published or publicized without the consent of both the Grantee and the Company.

(xiii)	Unless otherwise agreed, the arbitrator’s decision will be in writing with a brief summary of the arbitrator’s opinion.

(xiv)	The arbitrator’s decision is final and binding on the Grantee and the Company. After the arbitrator’s decision is issued, the Grantee or the Company may obtain an order of judgment from a court and may obtain a court order enforcing the decision. The arbitrator’s decision may be appealed to the courts only under the limited circumstances provided by law.

(xv)	If the Grantee previously signed an agreement, including but not limited to an employment agreement, containing arbitration provisions, those provisions are superseded by the arbitration provisions of this Agreement.

(xvi)	If any provision of Article VIII (d) is found to be void or otherwise unenforceable, in whole or in part, this shall not affect the validity of the remainder of Article VIII (d) and the remainder of the Agreement. All other provisions shall remain in full force and effect.
For purposes of this Article VIII, the term “Employment” shall refer to active employment with the Company, any Subsidiary or Affiliate, and shall not include severance periods.